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                                                                    Exhibit 99.1
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[LETTERHEAD OF Fifth Third Bank]

                                                                    News Release
CONTACT: Stacie Haas (media)                            FOR IMMEDIATE RELEASE
         513/579-5113                                   January 31, 2003
         Bradley S. Adams (analysts)
         513/534-0983

                 FIFTH THIRD BANCORP ISSUES CLARIFYING STATEMENT
                          REGARDING REGULATORY MATTERS

      Referring to statements made at the recent Salomon Smith Barney conference by Fifth Third Bancorp President & CEO George A. Schaefer, Jr., recent articles in the press have reported on Fifth Third Bancorp's outlook regarding current regulatory matters. In order to avoid confusion that may be associated with those reports Fifth Third believes it is important to issue a clarifying statement regarding the matter.

      As noted in Fifth Third's press release reporting fourth quarter earnings issued on January 15, 2003, Fifth Third continues to cooperate with the regulatory agencies, including the Federal Reserve Bank of Cleveland and the State of Ohio, Division of Financial Institutions, in their ongoing examination of the Company. As previously stated, based on preliminary discussions with the regulators, Fifth Third believes some form of regulatory action will be taken, but it is unable to predict what that action may be. Based on these preliminary discussions with the Federal Reserve and the State of Ohio, Fifth Third believes that the resulting agreement with the supervisory agencies will be formal and contain commitments to third-party reviews of certain functions as previously discussed.

      Fifth Third does, however, remain optimistic that the steps taken in conjunction with the ongoing examination will make the organization stronger through the development of new and expanded risk management, audit and infrastructure processes. The full discussion and text of Fifth Third's presentation can be accessed through Fifth Third's website at www.53.com.

      Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. The Company has $81 billion in assets, operates 17 affiliate banks with 932 full-service Banking Centers, including 132 Bank Mart(R) locations open seven days a week inside select grocery stores and 1,879 Jeanie(R) ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee and West Virginia. The financial strength of Fifth Third's affiliate banks continues to be recognized by rating agencies with deposit ratings of AA-and Aa1 from Standard & Poor's and Moody's, respectively. Additionally, Fifth Third Bancorp continues to maintain the highest short-term ratings available at A-1+ and Prime-1, and was recently recognized by Moody's with one of the highest senior debt ratings for any U.S. bank holding company of Aa2. Fifth Third operates four main businesses: Retail, Commercial, Investment Advisors and Fifth Third Bank Processing Solutions. Investor information and press releases can be viewed at www.53.com. The company's common stock is traded on the NASDAQ National Market System under the symbol "FITB."

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